Exhibit d.5

[Form of Information Agent Agreement]

April __, 2008

TICC Capital Corp.

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

Re:	Letter of Agreement

This Letter of Agreement, including the Appendix attached hereto (collectively, this “Agreement”), sets forth the terms and conditions of the engagement of Georgeson Inc. (“Georgeson”) by TICC Capital Corp. (the “Company”) to act as Information Agent in connection with its upcoming rights offering (the “Offer”). The term of the Agreement shall be the term of the Offer, including any extensions thereof, in each case, as such may be determined by the Company in its sole discretion.

(a)	Services. Georgeson shall perform the services described in the Fees & Services Schedule attached hereto as Appendix I (collectively, the “Services”).

(b)	Fees. In consideration of Georgeson’s performance of the Services, the Company shall pay Georgeson the amounts, and pursuant to the terms, set forth on the Fees & Services Schedule attached hereto as Appendix I.

(c)	Expenses. In connection with Georgeson’s performance of the Services, and in addition to the fees and charges discussed in paragraphs (b) and (d) hereof, the Company agrees that it shall be solely responsible for the following costs and expenses, and that the Company shall, at Georgeson’s sole discretion, (i) reimburse Georgeson for such costs and expenses actually incurred by Georgeson, (ii) pay such costs and expenses directly and/or (iii) advance sufficient funds to Georgeson for payment of such costs and expenses:

•	expenses incidental to the Offer, including postage and freight charges incurred in delivering Offer materials;

•

expenses incurred by Georgeson in working with its agents or other parties involved in the Offer, including charges for bank threshold lists, data processing, telephone directory assistance, facsimile transmissions or other forms of electronic communication;

•

expenses incurred by Georgeson at the Company’s request or for the Company’s convenience, including copying expenses, expenses relating to the printing of additional and/or supplemental material and travel expenses of Georgeson’s executives; and

•

any other fees and expenses authorized by the Company and resulting from extraordinary contingencies which arise during the course of the Offer, including fees and expenses for advertising (including production and posting), media relations, stock watch and analytical services;

provided, however, that the Company shall not be required to reimburse Georgeson for any such expenses incurred which exceed $10,000 in the aggregate without its prior consent.

(d)	Custodial Charges. Georgeson agrees to check, itemize and pay on the Company’s behalf the charges of brokers and banks, with the exception of Broadridge Financial Solutions, Inc. which will bill the Company directly, for forwarding the Company’s offering material to beneficial owners. The Company agrees to provide Georgeson, prior to the commencement of the initial distribution of offering materials to such brokers and banks, with a preliminary payment equal to 75% of Georgeson’s good faith estimate of the charges which shall be assessed by such brokers and banks for two distributions of such materials. The Company shall pay Georgeson an administrative fee of five dollars ($5.00) for each broker and bank invoice paid by Georgeson on the Company’s behalf.

(e)	Compliance with Applicable Laws. The Company and Georgeson hereby represent to one another that each shall use its best efforts to comply with all applicable laws relating to the Offer, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, and the respective rules and regulations promulgated thereunder.

(f)	Indemnification. The Company agrees to indemnify and hold harmless Georgeson and its stockholders, officers, directors, employees, agents and affiliates (each, a “Georgeson Indemnitee”) against any and all claims, costs, damages, liabilities, judgments and expenses, including the reasonable fees, costs and expenses of counsel retained by Georgeson, which result from claims, actions, suits, subpoenas, demands or other proceedings brought against or involving Georgeson which directly relate to or arise out of Georgeson’s performance of the Services (except for costs, damages, liabilities, judgments or expenses which shall arise out of the negligence, bad faith or willful misconduct of such Georgeson Indemnitee). Georgeson shall at all times act in good faith and agrees to use commercially reasonable efforts to insure the accuracy of all services provided under this Agreement and shall indemnify and hold harmless the Company and its affiliates and their respective partners, directors, officers, managers, employees, agents, attorneys and representatives (each, a “Company Indemnitee”) against any and all claims, costs, damages, liabilities, judgments and expenses, including the reasonable fees, costs and expenses of counsel retained by Georgeson, which result from claims, actions, suits, subpoenas, demands or other proceedings directly or indirectly arising out of or relating to Georgeson’s (i) refusal or failure to comply, including any breach, with the terms of this Agreement, (ii) negligence, bad faith or willful misconduct or (iii) breach of any representation, warranty or covenant hereunder, unless finally determined by a court of competent jurisdiction that such losses have resulted from the negligence or willful misconduct of such Company Indemnitee; provided, however, that Georgeson’s aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, two times the amounts paid under this Agreement by the Company to Georgeson other than reimbursable expenses. The indemnity obligations set forth in this paragraph shall survive the termination of this Agreement.

(g)	Governing Law. This Agreement shall be governed by the substantive laws of the State of New York applicable to contacts formed and to be performed entirely within the State of New York, without regard to its principles of conflicts of laws to the extent such principles would require or permit the application of the laws of another jurisdiction, and shall not be modified in any way, unless pursuant to a written agreement which has been executed by each of the parties hereto. The parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement (including any breach hereof) shall be subject to the jurisdiction of the federal and state courts in New York County, New York and the parties hereby waive any defenses on the grounds of lack of personal jurisdiction of such courts, improper venue or forum non conveniens.

(h)	Exclusivity. The Company agrees and acknowledges that Georgeson shall be the sole Information Agent retained by the Company in connection with the Offer, and that the Company shall refrain from engaging any other Information Agent to render any Services, in a consultative capacity or otherwise, in relation to the Offer.

(i)	Additional Services. In addition to the Services, the Company may from time to time request that Georgeson provide it with certain additional consulting or other services. The Company agrees that Georgeson’s provision of such additional services shall be governed by the terms of a separate agreement to be entered into by the parties at such time or times, and that the fees charged in connection therewith shall be at Georgeson’s then-current rates.

(j)	Confidentiality. Georgeson agrees to preserve the confidentiality of (i) all material non-public information provided by the Company or its agents for Georgeson’s use in fulfilling its obligations hereunder and (ii) any information developed by Georgeson based upon such material non-public information (collectively, “Confidential Information”). For purposes of this Agreement, Confidential Information shall not be deemed to include any information which (w) is or becomes generally available to the public in accordance with law other than as a result of a disclosure by Georgeson or any of its officers, directors, employees, agents or affiliates; (x) was available to Georgeson on a nonconfidential basis and in accordance with law prior to its disclosure to Georgeson by the Company; (y) becomes available to Georgeson on a nonconfidential basis and in accordance with law from a person other than the Company or any of its officers, directors, employees, agents or affiliates who is not otherwise bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting such information to a third party; or (z) was independently and lawfully developed by Georgeson based on information described in clauses (w), (x) or (y) of this paragraph. The confidentiality obligations set forth in this paragraph shall survive the termination of this Agreement.

(k)	Entire Agreement; Appendix. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. The Appendix to this Agreement shall be deemed to be incorporated herein by reference as if fully set forth herein. This Agreement shall be binding upon all successors of the parties hereto (by operation of law or otherwise).

[Remainder of Page Intentionally Left Blank]

If the above is agreed to by you, please execute and return the enclosed duplicate of this Agreement to Georgeson Inc., 199 Water Street – 26th Floor, New York, New York 10038, Attention: Marcy Roth, Contract Administrator.

Sincerely,

GEORGESON INC.

By:

Title:

Agreed to and accepted as of

the date first set forth above:

TICC CAPITAL CORP.

By:

Title: